Exhibit 10.3

April 30, 2003

Mr. E. Larry Ryder

Executive Vice President-Finance &

    Administration

Hooker Furniture Corporation

Post Office Box 4708

Martinsville, VA 24115

Dear Larry:

Branch Banking and Trust Company of Virginia (“Bank”) is pleased to renew its line of credit at the amount of $20,000,000 to accommodate the issuance of Letters of Credit on behalf of Hooker Furniture Corporation. Terms and conditions of this commitment are as follows:

Borrower: The Borrower/Applicant shall be Hooker Furniture Corporation.

Purpose: The line of credit shall be used exclusively for the issuance of Commercial Letters of Credit as required in normal operations.

Amount: The maximum amount of this line of credit shall be Twenty Million Dollars ($20,000,000).

Term: This commitment shall be outstanding until April 30, 2004, at which time it will expire and be subject to review. All Letters of Credit issued under this line shall remain in force until their respective dates of expiration. The Bank may, however, at its option require the Borrower to post cash collateral equal to the undrawn amount of all letters credit outstanding upon the expiration of this commitment.

Advances/Repayment: Each Letter of Credit will be issued under a $20,000,000 promissory note to be executed by Borrower which shall provide that any advance of funds by Bank resulting from the issuance of Letters of Credit shall be repayable upon demand (the “Master Demand Note”).

Loan Documents: The documents evidencing this commitment and any letters of credit or funds outstanding thereunder shall include but not be limited to this loan agreement (the “Loan Agreement”), the Master Demand Note and any Applications for Irrevocable Commercial Letters of Credit (“L/C Applications”) (collectively the “Loan Documents”).

Interest Rate: Funds advanced under the Master Demand Note shall bear interest at Bank’s Prime Rate adjusted daily as Bank’s Prime Rate changes.

Fees: The Borrower and the Bank’s International Services Division shall agree upon all fees.

Collateral: Unsecured other than customary liens arising from the L/C Applications.

Negative Pledge: The Borrower agrees that it will not create, incur, assume or suffer to exist, any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than liens permitted under Section 7.01 (excluding subsection 7.01 (a) thereof) of that Credit Agreement dated as of April 30, 2003 among Hooker Furniture Corporation as Borrower and Bank of America, N.A., as Administrative Agent (the “B of A Agreement”) as in effect on April 30, 2003 without regard to any subsequent amendments thereto.

Financial Covenants: All financial covenants in the B of A Agreement including but not limited to those contained in Section 6.12 thereof as amended from time to time are hereby incorporated herein by reference and shall constitute covenants hereunder.

Events of Default: Any default or event of default under any of the Loan Documents or any event of default under the B of A Agreement, that certain letter of credit facility dated as of              between the Borrower and Wachovia Bank, National Association (the “Wachovia L/C Facility”) or any other debt in excess of $500,000 shall constitute an Event of Default hereunder. Upon the occurrence of an Event of Default hereunder in addition to any other remedies contained in the Loan Documents and at its option Bank may (1) terminate its obligation to issue additional letters of credit, (2) declare any unreimbursed drawings under letters of credit to be immediately due and payable in full and (3) demand cash collateral to secure the Borrower’s reimbursement obligations under any outstanding letters of credit.

Reporting: The Borrower shall furnish to Bank unqualified, audited financial statements within 120 days of each fiscal year-end and quarterly unaudited financial statements within 45 days of each fiscal quarter-end. The Borrower shall furnish to Bank copies of any reports required under the B of A Agreement. The Borrower shall immediately provide Bank with written notice of any event of default under the B of A Agreement, the Wachovia L/C Facility or any other debt in excess of $500,000.

Larry, we sincerely appreciate your business and look forward to continuing our mutually beneficial relationship with Hooker Furniture. If the terms of our commitment described above are acceptable, please indicate by signing, dating, and returning the original of this letter to my attention before May 2, 2003.

Thank you for your assistance in this request. If you have any questions or concerns, please give me a call at 666-3257.

Sincerely,

/s/ SCOTT TAYLOR
Scott Taylor
Senior Vice President & City Executive

Accepted this 30th day of April, 2003

HOOKER FURNITURE CORPORATION

By:	/s/ E. LARRY RYDER
E. Larry Ryder
Title:	Executive Vice President – Finance & Administration

By:	/s/ ROBERT W. SHERWOOD
Robert W. Sherwood
Title:	Vice President – Credit, Secretary, & Treasurer